Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This FIFTH Amendment (the "Amendment"), dated August 26, 2013, is entered into by and between EMCORE CORPORATION, a New Jersey corporation ("Company"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), acting through its Wells Fargo Capital Finance operating division.

Recitals

Company and Wells Fargo are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) Section 1.2(a) of the Credit Agreement is hereby deleted and replaced as follows:
(a)    Borrowing Base. The borrowing base (the "Borrowing Base") is an amount equal to:
(i)    85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less, plus
(ii)    85% or such lesser percentage of Eligible Foreign Accounts (which are not more than 120 days past invoice date) as Wells Fargo in its sole discretion may deem appropriate, provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less or $10,000,000.00, whichever is less, plus
(iii)    $4,909,090.91, which amount shall be reduced on June 1, 2013 and on the first day of each month thereafter by $90,909.09, plus
(iv)    the lesser of (1) 60% of Eligible Progress Billing Accounts, or (2) $5,000,000.00, plus
(v)    85% or such lesser percentage of the Net Orderly Liquidation Value of Eligible Inventory (consisting of finished goods or raw materials) as Wells Fargo in its sole discretion may deem appropriate, or $10,000,000.00, whichever is less, less
(vi)    An amount equal to 50% of the initial amount of the Real Estate Term Loan, which amount shall be reduced to $0.00 if but only if there is not a then existing Event of Default or Default Period, on the first day after Wells Fargo receives the Company financial statements complying with Section 5.1(b) and said financial statements indicate that the Company achieved a Fixed Charge Coverage Ratio of not less than 1.05 to 1 for two consecutive fiscal quarters, less

(vii)    the Borrowing Base Reserve, less
(viii)    Indebtedness (including amounts outstanding under letters of credit) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less
(ix)    Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo's net credit exposure with respect to any rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.
(b) Section 1.5 of the Credit Agreement is hereby deleted and replaced as follows:

1.5    Real Estate Term Loan:
(a)    Real Estate Term Advance. Wells Fargo agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Company (the "Real Estate Term Advance") in the amount equal to the lesser of (i) $7,500,000.00, or (ii) 40% of the as-is value of the Property as determined by Wells Fargo's RETECH group in its sole discretion. The Company's obligation to pay the Real Estate Term Advance shall be evidenced by the Real Estate Term Note and shall be secured by the Collateral as provided in Article 2.
(b)    Disbursement. Upon fulfillment of the applicable conditions set forth in Section 3, Wells Fargo shall deposit the proceeds of the Real Estate Term Advance by crediting the same to the Company's demand deposit account unless Wells Fargo and the Company shall agree in writing to another manner of disbursement. Any request for a Real Estate Term Advance, whether written or telephonic, shall be deemed to be a representation by the Company, upon which Wells Fargo may rely, that the Company is in compliance with the conditions set forth in Section 3 as of the time of the request.
(c)    Payment of Real Estate Term Note. The outstanding principal balance of the Real Estate Term Note shall be due and payable as follows:
(i)    In equal monthly installments in an amount to fully amortize the Real Estate Term Advance over an assumed term of 10 years, beginning on the first day of the second full month following the disbursement of the Real Estate Term Advance.
(ii)    All prepayments of principal with respect to the Real Estate Term Note shall be applied to the most remote principal installment or installments then unpaid.
(iii)    On the Real Estate Facility Termination Date of the Credit Facility, the entire unpaid principal balance of the Real Estate Term Note, and all unpaid interest accrued thereon, shall also be fully due and payable.
(c) Section 1.7(a) of the Credit Agreement is hereby deleted and replaced as follows:
(a)    Interest Rates Applicable to Line of Credit. Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note and the Real Estate Term Note, as applicable, shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing
The "Floating Rate" for Line of Credit Advances = Through and until July 1, 2014, an interest rate equal to the sum of (i) the Daily Three Month LIBOR, which interest rate shall change whenever the Daily Three Month LIBOR changes, plus (ii) three percent (3.0%). From and after July 1, 2014, an interest rate equal to the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, plus (ii) (a) three percent (3.0%) if the average excess availability under the Borrowing Base for the immediately preceding fiscal quarter was at least $7,500,000.00, or (b) three and one-half percent (3.5%) if the average excess availability under the Borrowing Base for the immediately preceding fiscal quarter was less than $7,500,000.00. The Floating Rate will be adjusted on the first day of each fiscal quarter.
The "Floating Rate" for the Real Estate Term Advance = Through and until July 1, 2014, an interest rate equal to the sum of (i) the Daily Three Month LIBOR, which interest rate shall change whenever the Daily Three Month LIBOR changes, plus (ii) four percent (4.0%). From and after July 1, 2014, an interest rate equal to the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, plus (ii) (a) four percent (4.0%) if the average excess availability under the Borrowing Base for the immediately preceding fiscal quarter was at least $7,500,000.00, or (b) four and one-half percent (4.5%) if the average excess availability under the Borrowing Base for the immediately preceding fiscal quarter was less than $7,500,000.00. The Floating Rate will be adjusted on the first day of each fiscal quarter.
(d) Section 1.8(f) of the Credit Agreement is hereby deleted and replaced as follows:
(f)    Line of Credit Termination and/or Reduction Fees and/or Prepayment. If (i) Wells Fargo terminates the Line of Credit during a Default Period or the repayment of the Real Estate Term Advance is accelerated, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, or if (iv) the Company wishes to prepay the Real Estate Term Advance, then Company shall pay Wells Fargo as liquidated damages a termination, reduction or prepayment fee in an amount equal to one percent (1.0%).
(e) A new Section 3.4 is hereby added to the Credit Agreement which provides as follows:
3.4    Condition Precedent to Real Estate Term Advance. Wells Fargo has received all of the following in form and substance satisfactory to Wells Fargo in its sole discretion:
(a)    Wells Fargo shall have received (i) an ALTA survey in form satisfactory to Wells Fargo, (ii) appraisals of the Real Property Collateral in form and substance satisfactory to Wells Fargo which Wells Fargo may rely upon and performed by an appraiser acceptable to Wells Fargo, and (iii) mortgagee title insurance policies (or marked commitments to issue the same with all conditions to issuance having been satisfied) for the Real Property issued by a title insurance company satisfactory to Wells Fargo (the "Mortgage Policy"), showing the Borrower as the fee owner and in amounts satisfactory to Wells Fargo (but in no event less than $7,500,000.00 and not less than 100% of the "as is" fair market value of the Real Property) assuring Wells Fargo that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances, and the Mortgage Policy otherwise shall be in form and substance satisfactory to Wells Fargo;
(b)    Wells Fargo shall have received a phase-I environmental report (and if required by Wells Fargo, a Phase II Environmental Report) and a real estate survey with respect to each parcel composing the Real Property Collateral which Wells Fargo may rely upon; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Wells Fargo;

(c)    Wells Fargo shall have received a completed Standard Flood Hazard Determination Form issued by the Department of Homeland Security Federal Emergency Management Agency with respect to each parcel of Real Property Collateral indicating whether or not such parcel is located in a special flood hazard zone, together with an acceptable flood insurance policy, if required.
(d)    A Non-Disturbance and Recognition Agreement from the fee owners of the Real Property.
(e)    An amendment to the Deed of Trust in form and substance satisfactory to Lender in its sole discretion.
(f) Section 5.2 of the Credit Agreement is hereby deleted and replaced as follows:
5.2    Financial Covenants. Company agrees, for any fiscal quarter in which the excess availability under the Borrowing Base plus all of the Company's cash and cash equivalents on deposit with Wells Fargo is at any time less than $500,000.00 (which amount shall be automatically increased by $2,000,000.00 (but shall not increase to more than $5,000,000.00) upon the earlier of (i) the funding of the Real Estate Term Advance, or (ii) the Company's receipt of the proceeds of the Suncore sale and which amount shall be automatically increased by $750,000.00 on June 30, 2014 and by $750,000.00 on the last day of each quarter thereafter until such time as said amount is equal to $5,000,000.00) (which availability may be supplemented by draws upon the committed common stock equity facility dated August 16, 2011 and maintained with Commerce Court, not more than two times per year), to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions. Any of the foregoing notwithstanding, the Company shall have the right to draw on its equity facility at any time for any purpose other than that specifically limited by this Section 5.2.
(a)Tangible Net Worth. The Company shall, during each period described below, maintain a Tangible Net Worth of not less than the amounts set forth below:

Quarter Ending	Minimum Required Tangible Net Worth
December 31, 2012	$55,000,000.00
March 31, 2013	$62,500,000.00
June 30, 2013	$70,000,000.00
September 30, 2013	$64,224,000.00

(b)EBITDA. The Company shall, during each period described below, achieve an EBITDA of not less than (or in the event a negative EBITDA is permitted a negative EBITDA of not more than) the amounts set forth below, as measured from the last day of the immediately preceding fiscal year. For purposes of determining compliance with this Section 5.2(b), write downs on Equipment and Inventory and insurance recoveries applicable to the occurrence of the flood (which was described in the Company's October 24, 2011 press release) shall be included in the EBITDA calculation.

Quarter Ending	Minimum Required EBITDA/ (Maximum Permitted negative EBITDA)
December 31, 2012	$0.00 over previous 3 months
March 31, 2013	$7,500,000.00 over previous 6 months
June 30, 2013	$15,000,000.00 over previous 9 months
September 30, 2013	$17,777,000.00 over previous 12 months
(c)Capital Expenditures. The Company shall not incur or contract to incur Capital Expenditures (whether unfinanced or not) of more than $10,000,000.00 in the aggregate during the Company's 2013 fiscal year.
(d)Fixed Charge Coverage Ratio. The Company shall, commencing on the quarter ending December 31, 2013, and continuing as of the last day of each fiscal quarter thereafter, maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1 as measured over the immediately preceding 3 month period for December 31 measurements, the preceding 6 month period for March 31 measurements, the preceding 9 month period for June 30 measurements, and the preceding 12 month period for September 30 measurements.
(g) Section 5.17 of the Credit Agreement is hereby deleted and replaced as follows:
5.17. Sale or Transfer of Assets; Suspension of Business Operations. Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary wholly owned by the Company, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and the sale of its interest in the Suncore joint venture to its Chinese joint venture partner for a price of not less than $3,000,000.00, and shall not liquidate, dissolve or suspend business operations. Company shall not transfer any part of its ownership interest in any Intellectual Property Rights, except as allowed pursuant to this Section 5.17, and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business. If Company transfers any Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness. Company shall not license any other Person to use any of Company's Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business.
(h) The following definitions are hereby added to or amended in Exhibit A of the Credit Agreement which provides as follows:

"Advance" and "Advances" means an advance or advances under the Line of Credit and the Real Estate Term Advance.
"Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) EBITDA for such period minus (a) non-financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (b) cash taxes paid during such period to the extent greater than zero, to (ii) Fixed Charges for such period.
"Fixed Charges" means the sum, without duplication, of (a) cash Interest Expenses paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expenses), (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to capital leases, and (c) amounts by which the availability amount applicable to the springing covenants detailed in Section 5.2 increases from and after June 30, 2014.
"Real Estate Facility Maturity Date" means November 11, 2018.
"Real Estate Facility Termination Date" means the earliest of (i) the Real Estate Facility Maturity Date, (ii) the Termination Date, (iii) the date the Company terminates the Line of Credit, (iv) the date that Wells Fargo terminates the Line of Credit, or the date that Wells Fargo's commitment to make the Revolving Advances, terminates or expires, or (v) the date Wells Fargo demands payment of the Indebtedness after an Event of Default.
"Real Estate Term Note" means the Real Estate Term Note in the original amount of $7,500,000.00 made by Company to Wells Fargo, and any renewals, replacements and substitutions therefor.
(i) Exhibit E to the Credit Agreement is hereby deleted and replaced with Exhibit E attached hereto.
2. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3. Amendment Fee. The Company shall pay Wells Fargo a fully earned, non-refundable fee in the amount of $100,000.00 in consideration of Wells Fargo's execution and delivery of this Amendment, which fee shall be immediately due and payable on the earlier of the Termination Date or March 31, 2014.

4. Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a) The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

(b) A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

(c) The Real Estate Term Note, in the form attached hereto as Exhibit A.
(d) Such other matters as Wells Fargo may require.

5. Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a) The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8. Release. The Company, and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company or each Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9. Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all title insurance premiums, fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such premiums, fees, disbursements, costs and expenses and the fee required under Paragraph 3 of this Amendment.

10. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMCORE CORPORATION, a New Jersey corporation By /s/ Hong Q. Hou Its Chief Executive Officer WELLS FARGO Bank, National Association By /s/ Joe Primack Its Authorized Signatory